EXHIBIT 99.1

ADVR Announces Search for New CEO and Appointment of Interim CEO

     YONKERS, N.Y., Aug. 28 /PRNewswire-FirstCall/ — Advanced Viral Research Corp. (OTC Bulletin Board: ADVR) announced today that Dr. Shalom Z. Hirschman has stepped down from the position of CEO, President, Chief Scientific Officer and a director of the company in order to devote his full efforts to the office of Chief Scientist for the company with responsibilities as assigned by the Board.

     Dr. Hirschman, age 67, had been the principal officer of the company for the previous 6 years and has been responsible for bringing the company’s principal product, Product R, into human clinical trials. The company announced that it will immediately initiate a search for a new CEO. “We thank Dr. Hirschman for his years of dedication, his scientific achievements and for his drive to bring Product R to clinical evaluation and we appreciate his continued devotion to the company in his capacity as Chief Scientist,” said Eli Wilner, chairman of ADVR. In the immediate period, Mr. Wilner will assume the role of interim CEO until the executive search is completed.

     ADVR’s Product R represents a biopolymer chemistry that possesses novel immunomodulator activity. This peptide-nucleic acid, which to date has shown no indication of human toxicity, appears to stimulate the proinflammatory responses required to combat viral infections such as AIDS and human papilloma virus and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. Therefore, Product R has been termed a “switch-type” immunomodulator. Product R is in clinical trials in Israel for the treatment of cachexia (body wasting) in patients with AIDS.

     Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

     Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. Product R is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of Product R or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

Contact:	Eli Wilner 914-376-7383

SOURCE: Advanced Viral Research Corp.

Web site: http://www.adviral.com